Exhibit 99.1

December 15, 2005


FOR IMMEDIATE RELEASE:

CONTACT:
  Thomas J. Noe, Treasurer
  Peoples Community Bancorp, Inc.
  (513) 870-3530
  Electronic Mail: TNOE@PCBIONLINE.COM

Peoples Community Bancorp, Inc. Reports Net Earnings For The Three and Twelve Month Periods Ended September 30, 2005 and Announces Declaration of Quarterly Cash Dividend.


West Chester, OHIO - Peoples Community Bancorp, Inc. (Nasdaq: PCBI) (the "Company"), the holding company for Peoples Community Bank, announced net earnings for the three months ended September 30, 2005 of $617,000, or $.15 diluted earnings per share compared to $620,000, or $.16 diluted earnings per share, for the three months ended September 30, 2004. For the twelve months ended September 30, 2005, the Company reported net earnings of $2.9 million or $.72 diluted earnings per share compared to $2.9 million or $.91 diluted earnings per share for the same period in 2004. The decrease in diluted earnings per share was primarily due to the increase in average shares outstanding, as a result of a private stock offering completed in August, 2005.

Net earnings for both the three and twelve month periods ended September 30, 2005, as compared to the same periods in 2004, were primarily affected by increases in general, administrative and other expenses, net interest income and other income. The increases in net interest income during the 2005 periods were due to increases in both the average balance of interest earning assets and the weighted average yield on these assets compared to the same periods in 2004. The increases in other income were primarily due to increases in fees generated from the growth in deposit accounts for both periods, and with respect to the twelve month period ending September 30, 2005, the sale of mortgage-backed securities. Management continues to structure the Company's balance sheet to generate higher net interest income as interest rates increase. Although the provision for loan losses remained the same for both the three month period and the twelve month periods ended September 30, 2005 compared to the same periods in 2004, the Bank continues to make substantial provisions to the allowance for loan losses due to an increase in the overall loan portfolio, as well as the significant increase in classified assets and continued charge-offs.

The increases in general, administrative and other expenses during the 2005 periods compared to the same 2004 periods were primarily due to costs associated with the continued expansion of the Bank's branch network and infrastructure, increased costs incurred in compliance with the Sarbanes-Oxley Act, and operating expenses associated with the acquisition of American State Corporation and its subsidiary American State Bank, a three-branch bank in southeastern Indiana in June, 2005. The increases in the provision for federal income taxes for the 2005 periods were primarily due to the increase in pre-tax earnings. The Company's effective tax rates were 32.5% and 31.5% for the twelve month periods ended September 30, 2005 and 2004, respectively.

At September 30, 2005, the Company's assets totaled $1.0 billion, an increase of $117.5 million, or 13.2%, compared to total assets at September 30, 2004. The increase in assets was primarily due to an increase of $69.6 million in loans receivable, a $5.1 million increase in fixed assets and a $13.4 million increase in other assets. In addition, in connection with the aforementioned acquisition of American State Corporation, the Company recorded an increase in loans receivable of $35.6 million. Further, goodwill and other intangible assets totalling $5.8 million was recorded as a result of the acquisition of American State Corporation. The $5.1 million increase in fixed assets was due to the relocation of two existing branch offices to newly constructed offices and the purchase of land for further development in Warren County. The $13.4 million increase in other assets was due to the purchase of bank-owned life insurance of
approximately $15.0 million in June 2005.   The increase in assets was
funded by an increase in deposits of $81.8 million and $15.0 million in proceeds from the issuance of junior subordinated debentures, partially offset by a $51.0 million decrease in FHLB advances. In addition, the Company assumed $58.0 million in deposits in connection with the aforementioned acquisition of American State Corporation.

Shareholders' equity totaled $86.7 million or 8.6% of total assets at September 30, 2005, an increase of $10.9 million, or 14.4% over the September 30, 2005 level, due primarily to proceeds of $10.3 million raised from the sale of 500,000 shares of common stock in the private stock offering in August 2005. Net earnings of $2.9 million for the year ended September 30, 2005 were substantially offset by aggregate dividends paid of $2.4 million.

In addition, the Company announced today that its Board of Directors declared a quarterly cash dividend of $.15 per share on the common stock of the Company. The dividend is payable on December 30, 2005 to stockholders of record at the close of business on December 21, 2005.

Jerry D. Williams, the Company's President and Chief Executive Officer stated that "the Company was very pleased to announce the continuation of a quarterly cash dividend policy. We believe this action further enhances shareholder value and demonstrates our commitment to and confidence in our future prospects."

Peoples Community Bancorp, Inc., headquartered in West Chester, Ohio, is the holding company for Peoples Community Bank. The Bank is a 115 year old federally chartered savings bank with 16 full service offices in Butler, Warren and Hamilton counties in southwestern Ohio and Dearborn County in southeastern Indiana. The Bank is an independent community bank, which offers a wide variety of financial services and products to customers throughout the Greater Cincinnati metropolitan area and adjoining markets.





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